Exhibit 3.1

CERTIFICATE OF RESTATEMENT

WITH REGARD TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

RADIANT SYSTEMS, INC.

Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code (the “GBCC”), Radiant Systems, Inc., a Georgia corporation (the “Corporation”), hereby certifies as follows:

1.	The Second Amended and Restated Articles of Incorporation of the Corporation attached hereto as Exhibit A (the “Second Amended and Restated Articles of Incorporation”) contain amendments requiring shareholder approval. The Second Amended and Restated Articles of Incorporation were duly adopted by the sole shareholder of the Corporation, in accordance with the provisions of Sections 14-2-1003 and 14-2-1007 of the GBCC, on August 24, 2011.

2.	The Second Amended and Restated Articles of Incorporation supersede, amend and restate the Amended and Restated Articles of Incorporation of the Corporation, as heretofore amended, in their entirety.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment and Restatement, this 24th day of August, 2011.

RADIANT SYSTEMS, INC.

By:	/s/ Andrea L. Ledford

	Name:	Andrea L. Ledford

	Title:	Secretary

EXHIBIT A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

RADIANT SYSTEMS, INC.

Article 1. Name. The name of the Corporation is RADIANT SYSTEMS, INC.

Article 2. State of Organization. The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code (the “Code”).

Article 3. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is not more than 1,000 shares of capital stock, no par value per share, all of which shall be designated “Common Stock.” The shares of Common Stock shall have unlimited voting rights and shall be entitled to receive all of the net assets of the Corporation upon liquidation or dissolution.

Article 4. Registered Office and Registered Agent. The initial registered office of the Corporation shall be at 1201 Peachtree St. NE, Suite 1240, Atlanta, Fulton County, Georgia 30361. The initial registered agent of the Corporation at such address shall be CT Corporation System.

Article 5. Principal Office. The initial principal office of the Corporation shall be at 3097 Satellite Boulevard, Duluth, Gwinnett County, Georgia 30096.

Article 6. Director’s Liability. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided however, that to the extent required by applicable law, this Article shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the Code, or (iv) for any transaction from which the director derived an improper personal benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Second Amended and Restated Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

Article 7. Action by Shareholders Without a Meeting. Any action required or permitted by statute or by the Articles of Incorporation or Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted. No such written consent shall be valid unless (i) the consenting shareholder has been furnished the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, including notice of any applicable dissenters’ rights, or (ii) the consent includes an express waiver of the right to receive the material otherwise required to be furnished. Notice of such action without a meeting by less than unanimous written consent, together with such material, shall be given within ten (10) days of the taking of such action to those shareholders of record who did not participate in taking the action.

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